Exhibit 10-1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated June 14, 2013, is between ABRAXAS PETROLEUM CORPORATION, a Nevada corporation (“Seller”), with offices at 18803 Meisner Drive, San Antonio, TX 78258, and NRP OIL AND GAS LLC, a Delaware limited liability company (“Buyer”), with offices at 601 Jefferson St., Ste. 3600, Houston, Texas 77002.  Seller and Buyer are sometimes referred to individually as a “Party” and together as the “Parties.”

Recitals:

A.           Seller desires to sell, and Buyer desires to purchase, upon and subject to the terms and conditions hereinafter set forth, all of Seller’s right, title, and interest in and to the Subject Assets (as hereinafter defined).

B.           Capitalized terms used in this Agreement, and in the schedules and exhibits attached hereto, shall have the meanings given to such terms in Exhibit A.

Agreements:

NOW, THEREFORE, in consideration of the above recitals and of the covenants and agreements herein contained, Seller and Buyer agree as follows:

1. Purchase and Sale.  Subject to and upon the terms and conditions herein set forth, Seller shall sell, transfer, assign, convey, and deliver to Buyer, and Buyer shall purchase, receive, pay for, and accept from Seller, effective as of March 1, 2013, 7:00 a.m., San Antonio, Texas, local time (the “Effective Time”), all of Seller’s right, title and interest in and to the following, (collectively, the “Subject Assets”):

(a) the Leases described in Exhibit B, to the extent they cover the Land, but excluding the rights, title and interest in the Leases which are excluded under Section 2 (the “Lease Assets”);

(b) the land described in the Leases, insofar and only insofar as described in Exhibit B, and to the extent not excluded as Excluded Assets under Section 2 (the “Land”);

(c) the rights-of-way, easements and other rights or agreements of a similar nature described in Exhibit F  or held under the terms of the Lease Assets, to the extent relating to the Land or the Lease Assets;

(d) the Wells listed in Exhibit C, equipment, materials, fixtures, and improvements located on the Land, or lands pooled or unitized therewith, as of the Effective Time used in connection with the Lease Assets, or units comprised of the Lease Assets, or with the production, treatment, sale, transportation, processing, or disposal of Hydrocarbons or waste produced therefrom or attributable thereto, and other appurtenances thereunto belonging, other than leased equipment located on the Land;

(e) the oil, gas, condensate and other Hydrocarbon production produced from the Wells or the Land, or attributable thereto, or to lands pooled or unitized therewith, from and after the Effective Time;

(f) the unitization, pooling, and operating agreements, and the units created thereby, which relate to or include the Lease Assets, or which relate to units or Wells located on the Land covered by the Lease Assets, including Regulatory Units, together with any right, title, and interest created thereby in the Lease Assets or otherwise (including any Non-Consent Interests);

(g) gas purchase contracts, product purchase and sale agreements, gas gathering agreements, and gas processing agreements related to the Lease Assets (to the extent the same are assignable); and

(h) claims and causes of action, including any rights to indemnification or contribution under any operating agreements, to the extent attributable to ownership, use, maintenance or operation of (i) the Subject Assets on or subsequent to the Effective Time, and (ii) the New Wells before or after the Effective Time.

2. Excluded Assets.  Notwithstanding anything to the contrary, the following rights and interests (collectively the “Excluded Assets”) are not included in the Subject Assets, and Seller hereby expressly reserves, excepts and retains unto itself all of Seller’s right, title and interest in and to the following:

(a) the Wells listed in Exhibit D or Exhibit E;

(b) all rights under the Leases to produce from a Well listed in Exhibit D or Exhibit E, including the right to rework, repair, recomplete, deepen, and/or re-frac such Well, to the extent Seller holds rights to the productive depths under this Agreement;

(c) as to the land included in the Sale Units for the Wells listed on Exhibit D, all rights under the Leases to depths and formations other than the Bakken Formation, provided, however, that the depths below the Base of the Madison Formation for the land included in Sale Unit #16 and Sale Unit #17 on Exhibit G shall not be an Excluded Lease Asset;

(d) as to the land included in the Sale Units for the Wells listed on Exhibit E, all rights under the Leases to depths and formations other than the Bakken Formation and the right to produce from the Bakken Formation, such right to be limited to the wellbores of such Wells, provided, however, that as to the land identified in Sale Unit #92 on Exhibit G, the wellbore of the Well identified on Exhibit E and the right to produce from the Bakken Formation through that wellbore, shall be the only Excluded Lease Asset in that Sale Unit (the interests set forth in (a)-(d) of this Section 2 shall be collectively referred to herein as the “Excluded Lease Assets”);

(e) in connection with, and to the extent reasonably necessary or convenient to explore, develop and operate, the Excluded Lease Assets, the right to enter and use the surface and subsurface of the Land to drill and operate through those formations and depths that are part of the Subject Assets;

(f) the equipment, materials, fixtures, and improvements located on the lands covered by the Excluded Lease Assets as of the Effective Time, appurtenant thereto, or used or obtained in connection with the Excluded Lease Assets or with the production, treatment, sale, or disposal of Hydrocarbons or waste produced therefrom or attributable thereto, and other appurtenances thereunto belonging;

(g) the oil, gas, condensate and other Hydrocarbon production produced from the Excluded Lease Assets, or attributable thereto, or to lands pooled or unitized therewith, before and after the Effective Time;

(h) the oil, gas, condensate and other Hydrocarbon production produced from the Lease Assets, or attributable thereto, or to lands pooled or unitized therewith, before the Effective Time, provided, however, that Hydrocarbon production from New Wells, regardless of when produced, is not an Excluded Asset;

(i) the unitization, pooling, and operating agreements, and the units created thereby which relate to the Excluded Lease Assets or Wells listed on Exhibit D or Exhibit E, including Regulatory Units for those Wells, together with any right, title, and interest created thereby in the Excluded Lease Assets;

(j) gas purchase contracts, product purchase and sale agreements, gas gathering agreements, and gas processing agreements related to the Excluded Lease Assets; and

(k) claims and causes of action to the extent attributable to ownership, use, maintenance or operation of the Subject Assets (except for New Wells) prior to the Effective Time, including any rights to indemnification or contribution under any operating agreements, provided, however, that claims and causes of action related to New Wells, regardless of when such claims arose, are not Excluded Assets.

Notwithstanding anything in this Section 2 to the contrary, to the extent that any equipment, materials, fixtures, and improvements owned by Seller and utilized in connection with a Well listed in Exhibit D or Exhibit E, is also utilized in connection with a Well listed in Exhibit C, the Parties agree that such assets shall be jointly utilized for such Wells.

3. Purchase Price and Performance Deposit.

(a) Base Purchase Price.  The base purchase price for the Subject Assets shall be Thirty-five Million Three Hundred Thousand Dollars ($35,300,000.00) (the “Base Purchase Price”).  The Base Purchase Price shall be adjusted as provided herein and as adjusted is referred to herein as the “Purchase Price.”

(b) Deposit.  Upon execution of this Agreement, Buyer shall deliver to the Escrow Agent a performance deposit of ten percent (10%) of the Base Purchase Price (the “Performance Deposit”) to assure Buyer’s performance of its obligations hereunder.  At Closing, the Performance Deposit shall be a Buyer’s credit against the payment of the Purchase Price.  The escrow of the Performance Deposit shall be governed by Section 23, and if this Agreement is terminated without a Closing, then the distribution of the Performance Deposit by the Escrow Agent shall also be governed by the provisions of Section 23.

(c) Allocation.  Seller and Buyer agree that the Base Purchase Price shall be allocated among the Subject Assets as set forth on Exhibit G for the purpose of (i) establishing a basis for certain Taxes; (ii) giving notices of value to the owners of any Preferential Purchase Rights; (iii) determining the value of a Title Defect for purposes of adjusting the Base Purchase Price; and (iv) determining the value of an Environmental Defect for purposes of adjusting the Base Purchase Price.

(d) Adjustments.  Subject to Sections 5, 6, 13, 16 and 17, the Base Purchase Price shall be adjusted as follows:

(i) Reduced by the aggregate amount of the following proceeds actually received by Seller during the Adjustment Period:  (a) proceeds from the sale of Hydrocarbons, net of Seller’s proportionate share of Property Costs incurred during the Adjustment Period and paid by Seller, produced from or attributable to the Subject Assets during the Adjustment Period, and (b) other proceeds earned with respect to the Subject Assets during the Adjustment Period;

(ii) Reduced by the aggregate amount of the following proceeds actually received by Seller, without regard to when they were received: (a) proceeds from the sale of Hydrocarbons produced from or attributable to the New Wells, net of Seller’s proportionate share of Property Costs for the New Wells paid by Seller, without regard to when they were incurred, and (b) other proceeds earned with respect to the New Wells;

(iii) Increased by Seller’s proportionate share of Property Costs attributable to the ownership and operation of the Subject Assets which are paid by Seller and incurred at or after the Effective Time, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 3(d)(i); and

(iv) Increased by Seller’s proportionate share of Property Costs attributable to the ownership and operation of the New Wells, without regard to when they were incurred, which are paid by Seller, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 3(d)(ii).

(e) New Wells.  Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall be entitled to all proceeds from the sale of Hydrocarbons from the New Wells from each of the New Wells’ first date of production, net of Seller’s proportionate share of Property Costs for the New Wells paid by Seller, without regard to when they were incurred, and shall be responsible for all Property Costs and other costs attributable to the ownership and operation of the New Wells, without regard to when such Property Costs and other costs attributable to the ownership and operation of the New Wells were incurred.

(f) No Duplicate Effect.  The provisions of Section 3(d) and any other adjustments to the Base Purchase Price under this Agreement shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and, except as otherwise expressly provided in this Agreement, the Parties covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or reduction) more than once in the calculation of (including any component of) the Purchase Price, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction)

would be to cause such amount to be overstated or understated for purposes of such calculation.

4. Title Defects.

(a) Defensible Title Definition.  “Defensible Title” means, as to a Lease Asset, such title held by Seller that, subject to and except for Permitted Encumbrances (as hereinafter defined):

(i) entitles Seller to receive not less than the “Net Revenue Interest” as set forth in Exhibit G of all oil, gas, and associated liquid and gaseous hydrocarbons produced, saved, and marketed from a Well producing from such Lease Asset, or land pooled or unitized therewith, but only as to the extent of such Lease Asset;

(ii) obligates Seller to bear costs and expenses relating to the maintenance, development, and operation of the Wells identified on Exhibit G that are producing from such Lease Asset, or land pooled or unitized therewith, in an amount not greater than the “Working Interest” set forth in Exhibit G; and

(iii) is free and clear of any and all Encumbrances.

(b) Permitted Encumbrances Definition.  “Permitted Encumbrances” means:

(i) any obligations or duties reserved to or vested in any municipality or other Governmental Authority to regulate any Subject Asset in any manner;

(ii) the terms and conditions of all Leases, division orders, contracts for sale, purchase, or processing of Hydrocarbons, operating agreements, plant agreements, pipeline, gathering, and transportation agreements, disposal agreements, Permits, and any other agreements affecting the Subject Assets, but only to the extent that they do not, individually or in the aggregate, operate to reduce Seller’s Net Revenue Interest in a Well below that shown in Exhibit G or increase Seller’s Working Interest in a Well above that shown in Exhibit G without a proportionate increase in the Net Revenue Interest;

(iii) Preferential Purchase Rights and required third-party consent rights to assignment (other than any consent of any Governmental Authority customarily obtained subsequent to a sale or transfer) and similar agreements;

(iv) easements, rights-of-way, Permits, surface leases, and other similar rights on, over, or in respect of any of the Subject Assets;

(v) lessor’s royalties, non-participating royalties, overriding royalties, production payments, net profits interests, reversionary interests, and similar burdens with respect to a Well if the net cumulative effect of such burdens does not operate to reduce Seller’s Net Revenue Interest in such Well below that shown in

Exhibit G or increase Seller’s Working Interest in such Well above that shown in Exhibit G without a proportionate increase in the Net Revenue Interest;

(vi) defects or irregularities of title as to which the relevant statute of limitation or prescription would conclusively bar any attack or claim against Seller’s title;

(vii) Encumbrances for ad valorem, property, production, severance, excise, and similar Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith;

(viii) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s liens, and other similar Encumbrances arising in the ordinary course of business for payments or obligations not yet due or that are contained in joint operating agreements covering the Subject Assets;

(ix) oil and gas production imbalances whether resulting from overproduction or underproduction, and plugging and surface restoration obligations;

(x) any maintenance of uniform interest provision in an operating agreement if waived by the party or parties having the right to enforce such provision or if the violation of such provision would not give rise to the unwinding of the sale of the affected Subject Asset by Seller to Buyer;

(xi) conventional rights of reassignment obligating Seller to reassign its interest in any portion of the Lease Assets to a third party, if such right is only triggered when Buyer expressly indicates its intention to release or abandon such interest prior to the expiration of the primary term or other termination of such interest;

(xii) Title Defects (as defined below) waived by Buyer or not timely asserted by Buyer in accordance with Section 5(b);

(xiii) defects in the chain of title arising from the failure to recite marital status, omissions of successors or heirs, or the lack of probate proceedings and defects arising out of lack of corporate or other entity authorization, unless Buyer provides reasonable evidence that the defect results in a third party’s actual and valid claim of title to the affected Subject Assets;

(xiv) any mortgage lien on the fee estate or mineral fee estate from which title to the relevant Subject Asset is derived which pre-dates the creation of the Subject Asset but which is not currently subject to foreclosure or other enforcement proceedings by the holder of the mortgage lien;

(xv) Encumbrances to be released at the Closing; and

(xvi) any defects waived by Buyer under this Agreement.

(c) Title Defect.  A Lease Asset shall be deemed to have a “Title Defect” if Seller has less than Defensible Title to such Lease Asset. For the avoidance of doubt, a Title Defect may apply to multiple Lease Assets if the Title Defect arises from the same instruments or the same set of facts.

5. Adjustments for Title Defects.

(a) Notice.  If Buyer, in good faith, determines a Title Defect exists, then Buyer may, by delivery of written notice to Seller of the existence of such alleged Title Defect, request reduction of the portion of the Base Purchase Price allocated to the Lease Assets affected.  The Title Defect notice shall clearly indicate (i) the nature of the Title Defect, (ii) the Lease Assets and Sale Unit to which it relates, (iii) an explanation of the Title Defect, including the supporting legal theories, (iv) the allocated value of the Lease Assets which are affected by the Title Defect, and (v) the amount by which Buyer believes the value of the affected Lease Assets have been reduced because of the Title Defect, including the computation and information upon which Buyer’s belief is based. The value of any Title Defect shall not exceed the allocated value of the affected Lease Assets as shown in Exhibit G.  In determining whether a Lease Asset contains a Title Defect, it is the intent of the Parties to include, when possible, only that portion of such Lease Asset materially and adversely affected.

(b) Notice and Cure of Title Defects.  The Title Defect notice by Buyer shall be delivered to Seller on or before 5:00 p.m., San Antonio, Texas time, on the date that the Inspection Period expires.  If such notice is not timely delivered, all Title Defects shall be deemed waived for all purposes and Buyer shall thereafter have no right to claim Title Defects.  If the Title Defect notice is timely delivered, all Title Defects not claimed in such notice shall be deemed waived for all purposes.  Seller shall have the right, but not the obligation, to attempt to cure any alleged Title Defect prior to Closing.  If Seller is unable or unwilling to cure an alleged Title Defect, Buyer and Seller shall meet and use their reasonable efforts to agree on the validity of the claim of Title Defect and the amount of any required adjustment to the portion of the Base Purchase Price allocated to such Lease Assets.  In evaluating the significance of a fact, circumstance, or condition for purposes of determining an alleged Title Defect, due consideration shall be given to the length of time since such time Title Defect arose and the length of time that the particular Lease or Well has been producing Hydrocarbon substances and whether such fact, circumstance, or condition is of the type expected to be encountered in the area involved, and is usually and customarily acceptable to reasonable and prudent persons engaged in the business of the ownership, development, and operation of oil and gas properties with knowledge of all of the facts and appreciation of their legal significance.

(c) No Agreement.  If the Parties cannot mutually agree on either the existence of a Title Defect or an adjustment amount for an alleged Title Defect, either Party may elect to terminate this Agreement as to the Sale Unit affected by the alleged Title Defect and receive an adjustment in the Base Purchase Price by the amount allocated to the Lease Assets comprising the Sale Unit in which the Lease Assets with the alleged Title Defect are included as set forth in Exhibit G.  In the event that either Party desires to terminate this Agreement as to a Sale Unit affected by an alleged Title Defect, then that Party shall deliver written notice to the other Party of its intention to do so on or before 5:00 p.m., San Antonio, Texas time, on a date that is not more than three (3) days prior to the Closing Date.  Buyer’s failure to timely deliver notice to Seller of its election to terminate this Agreement as to the Sale Unit affected by an alleged Title Defect shall be deemed a waiver of such Title Defect, and Buyer shall proceed to Closing and accept the Lease

Assets with the alleged Title Defect with no adjustment to the portion of the Base Purchase Price allocated to such Lease Assets comprising the Sale Unit.  Upon receipt of any such notice timely delivered by Buyer, Seller shall have the option to agree to the adjustment amount to such Sale Unit as calculated, in good faith, in Buyer’s Title Defect notice by delivering written notice to Buyer prior to Closing, and, if timely delivered, the Parties shall proceed to Closing without terminating this Agreement as to the Sale Unit affected by the alleged Title Defect.  Upon receipt of any such notice timely delivered by Seller, Buyer shall have the option to accept the Sale Unit with the alleged Title Defect with no adjustment to the portion of the Base Purchase Price allocated to the Lease Assets comprising the Sale Unit by delivering written notice to Seller prior to Closing, and, if timely delivered, the Parties shall proceed to Closing without terminating this Agreement as to the Sale Unit affected by the alleged Title Defect.  The adjustment amount of any Sale Unit excluded from this Agreement pursuant to this provision shall be treated as an individual Title Defect for purposes of Section 5(d).

(d) Individual Losses and Deductible.  There shall be no adjustments for any individual Title Defect with a value of less than Forty Thousand Dollars ($40,000.00), and there shall be no adjustment for all Title Defects unless the aggregate total of all adjustments for all Title Defects exceeds one-half of one percent (0.5%) of the Base Purchase Price, and then only to the extent the total of such adjustments exceeds one-half of one percent (0.5%) of the Base Purchase Price.

(e) Additional Interests.  If Buyer or Seller determines that Seller owns a greater net revenue interest in any of the Lease Assets that would increase the Net Revenue Interest set forth on Exhibit G, such Party shall notify the other Party and Seller shall be entitled to an increase in the portion of the Base Purchase Price allocated to such Lease Assets determined pursuant to procedures comparable to the procedures set forth in subsections (a)-(c), above.  The Party discovering such greater net revenue interest shall give the other Party written notice of any such greater net revenue interest of which it becomes aware as soon as possible, but in no event later than on or before ten (10) Business Days prior to the Closing.  This provision does not apply to Non-Consent Interests.

(f) No Effect on Special Warranty of Title. Notwithstanding anything herein to the contrary, the terms of this Section 5 and any adjustment made hereunder shall have no effect on, or otherwise invalidate, the special warranty of title set forth in the instruments of conveyance executed and delivered by Seller at Closing.

6. Environmental Matters.

(a) Environmental Defects.  For purposes of this Agreement, the term “Environmental Defect” means, with respect to any given Lease Assets, an individual environmental condition identified with specificity by Buyer that constitutes a violation of Environmental Laws or contamination by a Hazardous Substance or Contaminant, excluding, however any environmental conditions deemed not to be Environmental Defects by application of this Section 6.  For the avoidance of doubt, an Environmental Defect may apply to multiple Lease Assets.

(b) Notice of Environmental Defects.  If Buyer, in good faith, determines an Environmental Defect exists, then Buyer may, by delivery of written notice to Seller of the existence of any alleged Environmental Defect, request reduction of the portion of the Base Purchase Price allocated to the Lease Assets affected.  The Environmental Defect notice shall clearly (i) identify the Sale Unit and Lease Assets to which the Environmental Defect relates, (ii) describe the Environmental Defect in reasonable detail by providing Seller with copies of any and all environmental site assessments and other documentation related to the alleged Environmental Defect, (iii) describe the professional qualifications of the person who determined the alleged Environmental Defect exists, (iv) identify the procedures recommended to correct the Environmental Defect, and (v) state the amount by which Buyer believes the value of the affected Lease Assets have been reduced because of the Environmental Defect, with the computation and information upon which Buyer’s belief is based.

(c) Remedies for Environmental Defects.  Any Environmental Defect notice from Buyer shall be delivered to Seller on or before 5:00 p.m., San Antonio, Texas time, on the date that the Inspection Period expires.  Seller shall have the right, but not the obligation, to attempt to cure any alleged Environmental Defect prior to Closing.  If Seller is unable or unwilling to cure an alleged Environmental Defect, Buyer and Seller shall meet and use their reasonable efforts to agree on the validity of the claim of Environmental Defect and the amount of any required adjustment to the portion of the Base Purchase Price allocated to such Lease Assets.  The value of any Environmental Defect disclosed by Buyer to Seller prior to Closing shall not exceed the allocated value of the affected Lease Assets as shown in Exhibit G.  In determining whether a Lease Asset contains an Environmental Defect, it is the intent of the Parties to include, when possible, only that portion of such Lease Asset materially and adversely affected.

(d) No Agreement.  If the Parties cannot mutually agree on either the existence of an Environmental Defect or an adjustment amount for an alleged Environmental Defect, either Party may elect to terminate this Agreement as to the Sale Unit affected by the alleged Environmental Defect and receive an adjustment in the Base Purchase Price by the amount allocated to the Lease Assets comprising that Sale Unit in which the Lease Assets with the alleged Environmental Defect are included as set forth in Exhibit G.  In the event that either Party desires to terminate this Agreement as to a Sale Unit affected by an alleged Environmental Defect, then that Party shall deliver written notice to the other Party of its intention to do so on or before 5:00 p.m., San Antonio, Texas time, on a date that is not more than three (3) days prior to the Closing Date.  Buyer’s failure to timely deliver notice to Seller of its election to terminate this Agreement as to the Sale Unit affected by an alleged Environmental Defect shall be deemed a waiver of such Environmental Defect, and Buyer shall proceed to Closing and accept the Lease Assets with the alleged Environmental Defect with no adjustment to the portion of the Base Purchase Price allocated to the Lease Assets comprising the Sale Unit.  Upon receipt of any such notice timely delivered by Buyer, Seller shall have the option to agree to the adjustment amount to such Sale Unit as calculated, in good faith, in Buyer’s Environmental Defect notice by delivering written notice to Buyer prior to Closing, and, if timely delivered, the Parties shall proceed to Closing without terminating this Agreement as to the Sale Unit affected by the alleged Environmental Defect.  Upon receipt of any such notice timely delivered by Seller, Buyer shall have the option to accept the Lease Assets with the alleged Environmental Defect with no adjustment to the portion of the Base Purchase Price allocated to the Lease Assets comprising the Sale Unit by delivering written notice to Seller prior to Closing, and, if timely delivered, the Parties shall proceed to Closing without terminating this Agreement as to the Sale Unit affected by the alleged Environmental Defect.  The  adjustment amount of any Sale Unit excluded from this Agreement pursuant to this provision shall be treated as an individual Environmental Defect for purposes of Section 6(e).

(e) Individual Losses and Deductible.  There shall be no adjustments for any individual Environmental Defect with a value of less than Forty Thousand Dollars ($40,000.00), and there shall be no adjustment for all Environmental Defects unless the aggregate total of all adjustments for all Environmental Defects exceeds one percent (1%) of the Base Purchase Price, and then only to the extent the total of such adjustments exceeds one percent (1%) of the Base Purchase Price.

7. Representations of Seller.  As of the date hereof, except as set forth in the Seller’s Disclosure Schedule attached hereto, Seller represents to Buyer as follows:

(a) Qualification.  Seller is a corporation validly existing and in good standing under the laws of the State of Nevada and is duly qualified to own its properties and Subject Assets and to carry on its business as now being conducted in the states where the Subject Assets are located.

(b) Authority.  Seller has the requisite power and authority to execute and deliver this Agreement and the contracts, agreements, documents and instruments executed and delivered in connection with this Agreement (the “Ancillary Documents”) and to consummate the transactions contemplated hereby and thereby, and the execution and delivery of this Agreement and the Ancillary Documents by Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized.

(c) Enforceability.  This Agreement and the Ancillary Documents have been duly executed and delivered by Seller and constitute the valid and binding obligation of Seller, enforceable against it in accordance with the terms hereof and thereof, subject to the effects of bankruptcy, insolvency, and other similar laws affecting creditors’ rights.  No consent or approval on the part of Seller or any other party is required to authorize the execution and delivery of this Agreement and the Ancillary Documents by Seller or the consummation of the transactions contemplated hereby and thereby.

(d) No Violation.  This Agreement and the Ancillary Documents, and the execution and delivery hereof and thereof by Seller, do not and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach of the charter or bylaws of Seller or any other governing documents of Seller, (ii) violate, conflict with, or constitute a default under, or result in the creation or imposition of any Encumbrance under any mortgage, indenture, or agreement (including the Leases) to which Seller is a party or by which the Subject Assets are bound, which violation, conflict, or default might adversely affect the ability of Seller to perform its obligation under this Agreement and the Ancillary Documents, or (iii) violate any statute or law or any judgment, decree, order, writ, injunction, regulation, or rule of any court or governmental authority, which violation might adversely affect the ability of Seller to perform its obligations under this Agreement.

(e) No Brokers’ Fees.  Seller has incurred no liability, contingent, or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(f) Election Proposals.  With respect to the joint, unit or other operating agreements or regulatory orders controlling operations relating to the Subject Assets, except as set forth in Seller’s Disclosure Schedule, there are: (i) no material outstanding calls or payments under authorities for expenditures or elections under regulatory orders for operations related to the Subject Assets (“Election Proposals”) which are due by Seller and are unpaid as of the date of this Agreement; and (ii) no Election Proposals, other than for New Wells, in which Seller has elected to participate during the time period after the Effective Time. Exhibit J sets forth separately all Election Proposals for New Wells.

(g) Contractual Restrictions.  Seller has not entered into any prepayments arrangement, take-or-pay arrangement, buydown, property-specific hedging arrangement, buyout or storage arrangement, or production payment or any other arrangement to deliver oil and gas produced from the Subject Assets at some future time and/or for some future price which would be in effect as to the Subject Assets after the Effective Time.

(h) Litigation.  Seller is not a party to, and has not received written notice of, any suit or action pending, arising out of, or related to the ownership or operation of the Subject Assets or the transactions contemplated by this Agreement; and to Seller’s knowledge, there is no suit or action pending, arising out of, or related to the ownership, operation or value of the Subject Assets or the transactions contemplated by this Agreement.

(i) Permits and Consents.  Seller has not received written notice that any of the following has occurred with respect to the Subject Assets: (i) the operators of the Subject Assets have failed to acquire any material permits, licenses, approvals or consents from appropriate governmental bodies, authorities and agencies necessary to conduct operations on the Subject Assets in compliance with applicable laws; or (ii) there is a dispute, claim or regulatory action concerning any failure by any operator to comply with or obtain any such permits, licenses, approvals and consents.

(j) Taxes.  Seller has not received written notice that any of the following has occurred with respect to the Subject Assets that:

(i) the operators of the Subject Assets have failed to timely file any material returns for ad valorem, property, severance, extraction or production Taxes when due;

(ii) the operators of the Subject Assets have failed to timely make any payments (with respect to the Subject Assets) shown to be due on such returns;

(iii) there is a material dispute or claim concerning any ad valorem, property, severance, extraction or production Tax liability or other tax liability of Seller (with respect to the Subject Assets) claimed or raised by any tax authority in writing; or

(iv) there is currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax owed by Seller relating to or in connection with the Subject Assets; and

(v) the Subject Assets are held by or are subject to any contractual arrangement between Seller and any other Persons, whether owning undivided interests therein or otherwise, that are treated as or constitute a partnership for United States federal Tax purposes or, to the knowledge of Seller, have been treated as or constitute a partnership for United States federal Tax purposes.

(k) Material Agreements. Any agreements material to the ownership, operation or value of the Subject Assets (“Material Agreements”) which are in Seller’s possession are included in the Records (as defined below). The Records include all of the agreements listed in (i) through (iii) below, and to Seller’s knowledge, the Records also include the agreements listed in (iv) through (vii) below:

(i) any agreement(s) with any affiliate(s) of Seller pertaining to the Subject Assets;

(ii) any agreement(s) of Seller which require Seller to sell, lease, farmout, or otherwise dispose of any of its interests in any of the Subject Assets after the Effective Time;

(iii) any tax partnership(s) of Seller affecting any of the Subject Assets;

(iv) any operating agreement(s), exploration agreements, joint development agreements, unit agreements or unit operating agreements to which the Subject Assets are subject;

(v) any purchase, farmin, participation or similar agreements to which the Subject Assets are subject;

(vi) any agreement creating an area of mutual interest with respect to the Subject Assets; and

(vii) any agency agreements or trust agreements giving a party other than Seller control over any of the Subject Assets.

All agreements set forth in (i) through (iii) above are listed in Seller’s Disclosure Schedule. To the knowledge of Seller, Seller is not in material default under the terms of any Material Agreement.  To the knowledge of Seller, each Material Agreement is in full force and effect in all material respects and, to the extent Seller is a party to such agreement, is valid and enforceable by Seller in accordance with its terms, assuming the due authorization, execution and delivery thereof by each of the other parties thereto (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles).  As of the date of this Agreement, except as set forth in Seller’s Disclosure Schedule, Seller has not received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Material Agreement.

(l) Environmental Matters.  Seller has not received written notice that any of the following has occurred with respect to the Subject Assets that:  (i) there has been a Release of a Hazardous Material or Contaminant at, on, under, from, or migrating to any of the Subject Assets; (ii)  either Seller or, to Seller’s knowledge, the operator of the Lease Assets or any other owner of an interest in the Leases or the land described in the Leases has received any citation, directive, inquiry, notice, Claim, warning or other similar written communication that relates to any alleged, actual, or potential Release of Hazardous Materials or Contaminants, violation of any Environmental Law, or obligation to undertake or bear the cost of any Remedial Action or other liability under Environmental Law; or (iii) a Claim or governmental information request is pending or, to Seller’s knowledge, has been threatened against Seller, or to Seller’s knowledge is pending or has been threatened against the operator of the Lease Assets or any other owner of an interest in the Leases or the land described in the Leases, concerning a Release of any Hazardous Material or Contaminant at, on, under or from any of the Subject Assets, a material violation of any Environmental Law related to the Subject Assets, or an obligation to undertake or bear the cost of any Remedial Action or other liability under Environmental Law related to the Subject Assets, and there are no circumstances that with the giving of notice or the passage of time would form a valid basis of any such Claim or governmental information request. To Seller’s knowledge, there are no underground storage tanks, buried pipes or equipment, active or abandoned groundwater wells, or, except for the Wells listed in Exhibit C hereto, active or abandoned Wells at the Subject Assets.

(m) Compliance with Laws.  Seller has not received written notice that (i) there is a material uncured violation by Seller of any applicable laws with respect to Seller’s ownership of the Subject Assets, or (ii) there is a material uncured violation of any Applicable Law by any operator of the Subject Assets in regards to the manner in which the Subject Assets have been developed, operated and maintained.

(n) Oil and Gas Interests; Non-Consent Operations.

(i) All valid calls for payment or prepayment under operating agreements to which the Subject Assets are subject that are due and owing by Seller have been made by Seller in all material respects (timely, and before the same became delinquent), and, to the knowledge of Seller, as of the date of this Agreement, all payments with respect to delay rentals, shut-in royalties and royalties due and owing by Seller with respect to the Subject Assets have been and are being made (timely, and before the same became delinquent) by the operator of such Subject Assets in all material respects other than those delinquent payments that are contested by such operator in good faith in the normal course of business or are held in suspense;

(ii) except as set forth in Exhibit C, as of the date of this Agreement, no operations are being conducted or have been conducted with respect to the Subject Assets as to which Seller has elected to be a non-consenting party under the terms of the applicable operating agreement; and

(iii) to Seller’s knowledge, all proceeds from the sale of oil and gas produced from the Subject Assets are being received by Seller in accordance with the terms of the applicable joint operating agreements in a timely manner and are not being held in suspense.

(o) Well Status; Plugging and Abandonment.  Except as set forth on Exhibit C, as of the date of this Agreement and excluding the Wells set forth in either Exhibit D or Exhibit E, there are no Wells:

(i) with respect to which Seller has received an order from any Governmental Entity requiring that such Well be plugged and abandoned that has not been plugged and abandoned;

(ii) that, to the knowledge of Seller, formerly produced but that are currently shut in without intent to restore production or are temporarily abandoned;

(iii) that, to the knowledge of Seller, is subject to penalties on allowables after the Effective Time because of overproduction; or

(iv) that, to the knowledge of Seller, have been plugged and abandoned but have not been plugged in accordance in all material respects with all applicable requirements of each Governmental Entity having jurisdiction over the Well.

(p) Consents, Preferential Purchase Rights and Other Transfer Requirements.  To Seller’s knowledge, no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller.  To Seller’s knowledge, there are no Preferential Purchase Rights.

(q) Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, contemplated by or, to the knowledge of Seller, threatened against Seller or any affiliate of Seller.

(r) Operatorship.  Neither Seller nor any affiliate of Seller serves as operator of any of the Subject Assets.

(s) Salt Water Disposal Wells.  Except as set forth in Exhibit C, the Subject Assets do not include ownership interests in any salt water disposal wells, either directly or indirectly through a joint operating agreement or other similar arrangement.

(t) Bonds and Credit Support.  No bonds, letters of credit or other similar credit support instruments are maintained by Seller with any Person with respect to Seller’s ownership of the Subject Assets.

(u) Mortgages and Other Instruments.  Except as set forth in Seller’s Disclosure Schedule and except for Permitted Encumbrances, no deeds of trust, liens, mortgages, fixture filings, security agreements or other financing statements made by, under or against Seller or its affiliates burden the Subject Assets.

(v) No Material Adverse Change.  Between the Effective Time and the date of this Agreement, to the knowledge of the Seller, no events have occurred that have caused, or would cause, a material adverse change in the Subject Assets.  For purposes of this Agreement, a “material adverse change” shall mean any event, occurrence, or change in facts which has materially diminished the value of the Subject Assets other than any change occurring in the ordinary course of business, changes in the price of Hydrocarbons or resulting from the production of Hydrocarbons, changes in the United States and world economy or changes in the oil and gas industry generally including any changes in the regulation of the oil and gas industry.

(w) Definition of Seller’s Knowledge.  In those instances where Seller’s representations are made on the basis of Seller’s “knowledge,” such representations are made by Seller on the basis of the actual, conscious knowledge of Stephen T. Wendel, Vice President of Land & Marketing, and Lee T. Billingsley, Vice President of Exploration, without any inquiry.

8. Representations of Buyer.  As of the date hereof, Buyer represents to Seller as follows:

(a) Qualifications.  Buyer is a limited liability company validly existing and in good standing under the laws of the State of Delaware and, as of Closing, will be duly qualified to own its properties and assets and to carry on its business as now being conducted in the states where the Subject Assets are located.

(b) Authority.  Buyer has the requisite power and authority to execute and deliver this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Documents by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly authorized.

(c) Enforceability.  This Agreement and the Ancillary Documents have been duly executed and delivered by Buyer and constitute the valid and binding obligation of Buyer, enforceable against it in accordance with the terms hereof and thereof, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights.  No other act, approval, or proceeding on the part of Buyer or any other party is required to authorize the execution and delivery of this Agreement and the Ancillary Documents by Buyer or the consummation of the transactions contemplated hereby and thereby.

(d) No Violation.  This Agreement and the Ancillary Documents, and the execution and delivery hereof and thereof by Buyer, do not and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or result in a breach of the charter or bylaws of Buyer or any other governing documents of Buyer, or (ii) violate any statute or law or any judgment, decree, order, writ, injunction, regulation, or rule of any court or governmental authority, which violation might adversely affect the ability of Buyer to perform its obligations under this Agreement and the Ancillary Documents.

(e) Sufficient Funds.  Buyer has, and will have on the Closing Date, sufficient cash to enable it to make payment in immediately available funds of the Purchase Price and any other amounts to be paid by it hereunder.

(f) Knowledgeable Investor.  Buyer is an experienced and knowledgeable investor in the oil and gas business, and understands the risks of investing in the oil and gas assets.  Buyer is not acquiring the Subject Assets in connection with a distribution or resale thereof in violation of federal or state securities laws and the rules and regulations thereunder.  Buyer understands and acknowledges that:  (i) an investment in the Subject Assets involves certain risks; and (ii) neither the Securities and Exchange Commission nor any federal, state or foreign agency has passed upon the Subject Assets or made any finding or determination as to the fairness of an investment in the Subject Assets or the accuracy or adequacy of the disclosures made to Buyer.

(g) No Reliance.  In entering into this Agreement, Buyer has relied solely on the express representations and covenants of Seller in this Agreement, the Ancillary Documents, the certificates or other instruments delivered pursuant thereto, its independent investigation of, and judgment with respect to, the Subject Assets, and the advice of its own legal, tax, economic, environmental, engineering, geological, and geophysical advisors, and not on any comments or statements of Seller or its affiliates, or any representatives or agents of, or consultants or advisors engaged by, Seller or its affiliates.

(h) No Brokers’ Fees.  Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

(i) Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, contemplated by or, to the knowledge of Buyer, threatened against Buyer or any affiliate of Buyer.

(j) Definition of Buyer’s Knowledge.  In those instances where Buyer’s representations are made on the basis of “Buyer’s knowledge,” such representations are made by Buyer on the basis of the actual knowledge of Buyer’s personnel at or above the Vice President level, after due inquiry.

9. Due Diligence Review.

(a) Records.  Within five (5) days after the execution of this Agreement, Seller will make available, to Buyer, and Buyer’s authorized representatives, for examination as Buyer may reasonably request, electronic copies (and hard copies, upon request, and at Buyer’s expense) of all lease files, land files, right-of-way files, Well files, product purchase and sale, gathering, processing and other contracts, division order files, abstracts, drilling and division order title opinions, Environmental Permits, Environmental Claims, environmental reports (including without limitation all Phase I and Phase II Environmental Site Assessments and other reports, studies, audits, evaluations and data) concerning actual or potential Releases of Hazardous Substances or Contaminants and compliance with Environmental Laws (“Environmental Reports”), engineering and geological data (including electric logs, core data, and pressure data), reports, maps, logs, geophysical data, agreements and Well records contained in Seller’s files relating to the Subject Assets, other than (i) any geophysical data that cannot be licensed, sublicensed or transferred by Seller to Buyer without payment of license or transfer fees, (ii) any information subject to third party confidentiality agreements for which a consent or waiver cannot be secured by Seller after reasonable efforts, (iii) with exception to the title opinions referenced above, any information subject to an attorney/client, work product, or similar privilege, or (iv) any proprietary evaluations or projections of Seller related to the Subject Assets (collectively, the “Records”).  Seller shall notify Buyer of the existence of any Environmental Reports withheld from Buyer on the basis of any of clauses (i) through (iv) above.  Seller shall have a continuing obligation through Closing to provide any new or previously undisclosed material Records to Buyer.

(b) Inspections.  For a period of forty-five (45) days immediately following the date of this Agreement (the “Inspection Period”), Seller shall permit Buyer and Buyer’s authorized representatives to consult with Seller’s employees during reasonable business hours and, subject to the limitations in Section 9(a) above, Seller shall furnish to Buyer and its consultants all information reasonably requested by them.  To the extent Buyer desires site visits to the Subject Assets, Buyer shall provide Seller with a written request identifying any and all such well site(s), and Seller shall use reasonable efforts to obtain approval from the applicable operator(s) to allow Buyer to visit such sites during the Inspection Period for purposes of observing the Well sites and taking photographs; provided, however, that Buyer shall only be permitted access to those Subject Assets for which approval to do so has been granted by the applicable operator and only to the extent the operator has approved the date and time of the site visit and the actions proposed to be taken by Buyer during the site visit.  Buyer shall not conduct site visits to any Subject Asset for which the request for access has been denied by the applicable operator.  Buyer shall not contact the operator of the Subject Assets directly, except as reasonably required after 24 hours’ advance written notice to Seller and providing Seller an opportunity to participate in the planned meeting or discussion with the operator.  If Buyer or any of its representatives access any of the Subject Assets or Seller’s offices, Buyer agrees to protect, defend, indemnify, and hold harmless the Seller Parties (as hereinafter defined) from and against any and all Claims and Damages occurring on the premises or arising out of access to or testing or assessments of the Subject Assets or Seller’s offices, as the case may be, by Buyer and its representatives.  Buyer agrees to comply fully with all reasonable rules, regulations, and instructions issued by Seller or any operator regarding Buyer’s actions while upon, entering, or leaving the Subject Assets or Seller’s offices.

(c) Land Descriptions.  Notwithstanding Section 1(a) and Section 1(b), if, during the Inspection Period, either Party discovers that, as to a Lease Asset, the Land described in Exhibit B does not include acreage covered by such Lease Asset and owned by Seller that is within the boundaries of the lands set forth in the “Location (Sec,Twn-Rng)” column in Exhibit G, then Seller’s right, title and interest to any such excluded acreage shall be included in the conveyance of the Subject Assets to Buyer at Closing without any adjustment to the Base Purchase Price, or at Buyer’s option, Buyer may assert a Title Defect in accordance with Section 5 as to the affected Lease Asset.  Provided, however, that the foregoing sentence does not apply to Excluded Assets.  Further, if during the Inspection Period, either Party discovers that the Land described in Exhibit B includes acreage outside of the boundaries of the lands set forth in the “Location (Sec,Twn-Rng)” column in Exhibit G, then any such acreage shall be excluded from the conveyance of Subject Assets to Buyer at Closing and, if such exclusion results in a reduction in the Net Revenue Interest or Working Interest for the affected Wells set forth in Exhibit G, Buyer may assert a Title Defect in accordance with Section 5.

(d) Review.  Prior to the Closing Date, Buyer will have (i) had access to all contracts, documents, records, and information which it desired to review, to the extent such materials were available in the public records or otherwise contained in the Records, in connection with its decision to enter into this Agreement, and to consummate the transactions contemplated hereby, (ii) examined the Subject Assets made available for inspection and such documents, instruments, and other materials as it has requested to be provided to it by Seller, including the Records, to the extent Seller had such materials in its possession, and (iii) discussed with representatives of Seller such documents, instruments, and other materials and the nature, condition, and operation of the Subject Assets.

10. Operations Pending Closing.

(a) During the period from the date of this Agreement to Closing, Seller shall (i) consult with Buyer with respect to each Election Proposal in excess of One Hundred Thousand Dollars ($100,000.00) net to the interests of Seller which is received by Seller with respect to any Subject Asset, and consult with Buyer with respect to all material decisions to be made with respect to the Subject Assets regarding the incurring of costs for discretionary expenditures for operations in excess of One Hundred Thousand Dollars ($100,000.00) net to the interest of Seller for which approval for expenditures are not prepared and (ii) not transfer, sell, hypothecate, encumber, abandon, or otherwise dispose of or terminate any portion of the Lease Assets (other than the sale of production in the ordinary course of business or as required in connection with the exercise by third parties of any Preferential Purchase Rights to purchase any of the Lease Assets) without the written consent of Buyer.

(b) During the period from the date of this Agreement to the Closing Date, Seller shall have the right to elect to participate or not to participate in any New Well proposed by an operator on the Land.  Seller may consult with Buyer prior to making the election but shall have the right to make the election in its sole discretion, and will have no obligations or liability to the Buyer when making such election.

(c) Notwithstanding Section 10(a) and Section 10(b) above, in the event that, during the period from the date of this Agreement to Closing, Seller elects to participate in Election Proposals with respect to the Subject Assets, discretionary expenditures, or New Wells, and in the event that Seller’s proportionate share of the aggregate estimated costs for such operations, as set forth in any such Election Proposals, would exceed five percent (5%) of the Base Purchase Price, Seller shall be required to obtain Buyer’s permission for the first such operation that exceeds the five percent (5%) threshold, and any operations thereafter, in which it desires to participate.

11. Conditions of Closing by Seller.  The obligation of Seller to consummate the transaction contemplated hereunder is subject to the satisfaction of the following conditions:

(a) the representations of Buyer contained in Section 8 are true and correct in all material respects on and as of the Closing Date, and all covenants and agreements hereunder to be performed by Buyer at or prior to the Closing have been performed and satisfied in all material respects;

(b) Buyer and Seller shall have adjusted the Base Purchase Price in accordance with the provisions of Sections 3, 5, 6, 13 and 17, and the aggregate value of all such adjustments shall not have exceeded ten percent (10%) of the Base Purchase Price; and

(c) no proceeding, action, suit, or investigation before any arbitrator or governmental authority shall, on the Closing Date, be pending or threatened that seeks to restrain, prohibit, or seek damages or other relief in connection with the Closing.

12. Conditions of Closing by Buyer.  The obligation of Buyer to consummate the transaction contemplated hereunder is subject to the satisfaction of the following conditions:

(a) the representations of Seller contained in Section 7 are true and correct in all material respects on and as of the Closing Date, and all covenants and agreements hereunder to be performed by Seller at or prior to the Closing have been performed and satisfied in all material respects;

(b) Buyer and Seller shall have adjusted the Base Purchase Price in accordance with the provisions of Sections 3, 5, 6, 13 and 17, and the aggregate value of all such adjustments shall not have exceeded ten percent (10%) of the Base Purchase Price; and

(c) no proceeding, action, suit, or investigation before any arbitrator or governmental authority shall, on the Closing Date, be pending or threatened that seeks to restrain, prohibit, or seek damages or other relief in connection with the Closing.

13. Other Purchase Price Adjustments.

(a) Casualty Loss.  Seller shall promptly notify Buyer of any Casualty Loss of which Seller becomes aware.  If any Casualty Loss occurs prior to Closing to any of the Subject Assets and such Casualty Loss may be repaired prior to Closing and, when repaired, the value of such Subject Assets shall not be diminished, then Seller may repair and remedy such Casualty Loss prior to Closing at Seller’s cost and shall notify Buyer of such election.  If Seller (i) elects to repair such Casualty Loss and such repair is not completed prior to Closing or the repair completed by Seller does not cause the value of such Subject Assets to be the same as such value prior to the Casualty Loss, or (ii) is unable or unwilling to repair the Casualty Loss, then Buyer shall have the right to (x) proceed to Closing and accept the Subject Assets affected by the Casualty Loss with no adjustment to the Base Purchase Price, or (y) terminate this Agreement as to the Lease Assets related to the Subject Assets affected by the Casualty Loss and receive a reduction in the Base Purchase Price by the amount allocated to such Lease Assets in Exhibit G.

(b) Preferential Purchase Rights.  Seller shall make a good faith effort to identify Preferential Purchase Rights to Buyer and shall promptly give notices to third parties holding any Preferential Purchase Right.  Seller shall use all reasonable efforts, but without obligation to incur any unreasonable cost or expense, to obtain waivers of, or to comply with, any such Preferential Purchase Right prior to Closing.  If a Preferential Purchase Right is properly exercised by a third party prior to Closing, the Base Purchase Price shall be reduced by the amount allocated to each affected Lease Asset in Exhibit G, and Seller shall convey the affected Lease Assets to the holder of such right and be entitled to all amounts paid by such holder.  If a holder exercises its Preferential Purchase Right but fails to consummate the purchase within the required time frame for such right, whether before or after Closing, Seller agrees to convey the affected Lease Assets to Buyer effective as of the Effective Time, and Buyer agrees to pay Seller the allocated amount for the affected Lease Assets as set forth in Exhibit G.  If a Preferential Purchase Right is exercised after Closing, Buyer shall convey the affected Lease Assets to the holder of such right on the same terms and conditions under which Seller conveyed the Subject Assets to Buyer and shall be entitled to all amounts paid by such holder.

(c) Consents.  Seller shall make a good faith effort to identify any consents which could reasonably render the transfer of a Subject Asset to Buyer void or voidable, and Seller shall promptly give notices to all third parties holding any such consents.  Seller shall use all reasonable efforts, but without obligation to incur any unreasonable cost or expense, to obtain such consents.  Upon Seller’s request, Buyer will provide such information regarding Buyer and its operations and financial condition as Seller reasonably believes to be necessary or appropriate to obtain such consents.  Unless waived by Buyer, if Seller fails to receive prior to Closing any such consent (other than consents of any Governmental Authority customarily obtained subsequent to a sale or transfer), then the Base Purchase Price shall be reduced by the amount allocated to the affected Lease Assets in Exhibit G, and such Lease Assets shall be excluded from the purchase and sale under this Agreement.  Any such consent waived by Buyer shall be deemed a Permitted Encumbrance.

14. Closing.  The Closing shall be held on or before ten (10) days after the end of the Inspection Period at the offices of Seller in San Antonio, Texas or at such other time and place as Seller and Buyer may mutually agree in writing (the “Closing” or “Closing Date”).

15. Transactions at Closing.  The following actions shall occur at Closing:

(a) Seller shall execute, acknowledge, and deliver to Buyer the instrument of conveyance in the form as set forth in Exhibit H conveying the Subject Assets;

(b) Seller and Buyer shall execute and deliver a preliminary closing statement that shall set forth the Base Purchase Price, each adjustment to the Base Purchase Price under this Agreement, and the calculation of such adjustments used to determine such amount under this Agreement, and the final Purchase Price, in the form as set forth in Exhibit K, Form of Preliminary Closing Statement;

(c) Seller shall deliver to Buyer originals (to the extent available) or copies of those Records pertaining exclusively to the Subject Assets (copies of which Seller shall be entitled to retain), and Seller shall deliver to Buyer copies, but shall retain any originals, of those Records which relate to both the Subject Assets and the Excluded Assets;

(d) Seller shall deliver to Buyer (i) a certificate stating that the representations of Seller contained in Section 7 are true and correct, in all material respects, as of the Closing

Date and that Seller has performed, in all material aspects, all covenants and agreements to be performed by Seller hereunder at or prior to Closing, (ii) a “non-foreign person” affidavit in the form as set forth in Exhibit I, and (iii) executed letters-in-lieu or other appropriate transfer orders for each of the operators of the Subject Assets;

(e) Buyer shall deliver to Seller a certificate stating that the representations of Buyer contained in Section 8 are true and correct, in all material respects, as of the Closing Date, and that Buyer has performed, in all material aspects, all covenants and agreements to be performed by Buyer hereunder, including, but not limited to, the covenant set forth in Section 9(c), at or prior to Closing;

(f) Seller shall deliver to Buyer possession of the Subject Assets, subject to any applicable operating agreements or other related agreements affecting the Subject Assets; and

(g) Buyer and Escrow Agent shall deliver to Seller cash by wire transfer of immediately available funds in the amount of the Purchase Price to an account designated in writing by Seller.

16. Closing Payment and Post-Closing Purchase Price Adjustments.

(a) Closing Payment.  No later than 5:00 p.m., San Antonio, Texas time, on the date that is two (2) days prior to the Closing Date, Seller shall prepare and deliver to Buyer, using and based upon the best information reasonably available to Seller, a preliminary settlement statement estimating the Purchase Price and the amounts payable by Buyer at Closing, after giving effect to all Purchase Price adjustments set forth in Sections 3, 5, 6, 13 and 17, if applicable.  Seller shall include all records or data supporting the calculation of amounts in the preliminary settlement statement. Prior to the Closing, Buyer and Seller shall review the preliminary settlement statement proposed by Seller and shall work in good faith to agree upon the adjustments and Purchase Price.  When available, actual figures will be used for the Purchase Price adjustments, and to the extent actual figures are not available, estimates shall be used subject to final adjustments as described in Section 16(b).  The agreed upon  estimate of Purchase Price less the Performance Deposit shall constitute the dollar amount to be paid by Buyer to Seller at the Closing (the “Closing Payment”).

(b) Post-Closing Purchase Price Adjustments.  As soon as reasonably practicable after the Closing but not later than the 90th day following the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth the final calculation of the Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time.  Seller shall at Buyer’s request supply reasonable documentation available to support any credit, charge, receipt or other item.  As soon as reasonably practicable but not later than the 30th day following receipt of Seller’s statement hereunder, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to such statement.  The Parties shall undertake to agree on the final statement of the Purchase Price no later than one hundred twenty (120) days after the Closing Date (the “Final Settlement Date”).  If Seller and Buyer have not so agreed on or before the Final Settlement Date, the matters that remain in dispute shall be submitted to an arbitrator

(the “Accountant”) for review and resolution.  The Accountant shall be a nationally recognized independent public accounting firm as shall be agreed upon by Buyer and Seller in writing.  The Accountant shall render a decision resolving the matters in dispute, in a manner consistent with the provisions of Sections 3, 5, 6, 13 and 17 and the other provisions of this Agreement, within thirty (30) days following their submission to the Accountant.  The determination of the Accountant shall be final and binding on the parties.  The cost of any arbitration (including the fees and expenses of the Accountant) pursuant to this Section 16(b) shall be borne one-half by Buyer and one-half by Seller.  If the Purchase Price as adjusted in the final settlement statement exceeds the Purchase Price received by Seller at Closing, Buyer shall pay to Seller the difference within three (3) Business Days after the Final Settlement Date.  If the Purchase Price received by Seller at Closing exceeds the Purchase Price as adjusted in the final settlement statement, Seller will pay to Buyer the difference within three (3) Business Days after the Final Settlement Date.  Any post-Closing payment made pursuant to this Section 16(b) shall bear simple interest, compounded annually, at a variable rate per annum (based on a 365-day year) equal to 3.25% from the Closing Date to the date of such payment.

17. Taxes.  All ad valorem, property, extraction,  severance and production Taxes and similar obligations with respect to the tax period in which the Effective Time occurs (the “current tax period”) shall be apportioned between Seller and Buyer as of the Effective Time based on an estimate of the immediately preceding tax period assessment, and the Base Purchase Price shall be reduced at Closing by the amount of such estimated Taxes owed by Seller for that portion of the current tax period prior to the Effective Time.  Notwithstanding such estimate, Buyer shall be responsible for the portion of ad valorem, property, extraction, severance and production Taxes allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time, except with respect to any Taxes relating to any New Wells, as to which Buyer shall be responsible for all Taxes.  Taxes (other than Taxes measured by gross proceeds, income, profits or capital gains), including, without limitation, ad valorem and property Taxes assessed for the 2013 tax year, shall be prorated based on the number of days in the applicable period falling before, and at or after, the Effective Time, except that (i) production, extraction, severance and similar Taxes shall be prorated based on the amount of Hydrocarbons actually produced, purchased or sold, as applicable, before, and at or after, the Effective Time, and (ii) Buyer shall be responsible for all such Taxes relating to the New Wells.

18. Retention of Obligations and Indemnities of Seller.

(a) Retention by Seller.  From and after Closing, Seller agrees to retain, perform, pay, and fully discharge the following losses, costs, Damages, liabilities and obligations or alleged or threatened losses, costs, Damages, liabilities and obligations for the following:

(i) Property Costs, assignments, operating agreements, leases, permits, deeds, rights-of-way, licenses, easements, options, orders, gas purchase contracts, product purchase and sale agreements, gas gathering agreements, gas processing agreements, or any other agreements or contracts attributable to, affecting, or otherwise relating to the Subject Assets, to the extent such liabilities and obligations arose prior to the Effective Time or under Section 10;

(ii) Seller’s obligations in connection with or arising out of Section 24;

(iii) in connection with or arising out of balancing of overproduction or underproduction from the Subject Assets (but only to the extent that the relevant imbalance arose prior to the Effective Time);

(iv) in connection with or arising out of claims for personal injury (including wrongful death) or damage to tangible property, to the extent arising prior to the Effective Date;

(v) any Taxes (including applicable penalties and interest) for which Seller has agreed to be responsible hereunder; and

(vi) as to any Material Agreements which are not contained in either the Records or the public records, or referenced therein, any liabilities arising out of such agreements regarding Preferential Purchase Rights, requirements for consent to assign, area of mutual interest obligations, or any other obligations which in whole or in part, void or prohibit the transactions contemplated by this Agreement.

(b) Retention by Seller (Environmental Claims). Seller agrees to retain, perform, pay, and fully discharge any Environmental Claims arising out of or related to any Environmental Defect existing prior to the Effective Time, provided that such Environmental Defect is disclosed by Buyer to Seller by written notice consistent with the requirements of Section 6(b)(i)-(iii) no later than one hundred eighty (180) days following the Closing Date.

(c) The liabilities described in Sections 18(a) and (b) are hereinafter referred to as the “Retained Liabilities”.  Notwithstanding the foregoing, Retained Liabilities shall not include, and there is excepted, reserved and excluded from the Retained Liabilities, the liabilities and obligations for which Buyer has agreed to indemnify the Seller Parties pursuant to Section 19, and any other liabilities or obligations for which Buyer specifically assumes or retains responsibility pursuant to this Agreement.

(d) Survival; SELLER’S INDEMNITY.  FROM AND AFTER CLOSING, SUBJECT TO THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, PROTECT, DEFEND, INDEMNIFY, RELEASE, AND HOLD HARMLESS BUYER AND ITS AFFILIATES, AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, INCLUDING THE DIRECTORS, OFFICERS, MEMBERS, MANAGERS, EMPLOYEES, CONTRACTORS, AGENTS, AND REPRESENTATIVES OF EACH OF THEM (COLLECTIVELY, THE “BUYER PARTIES”) FROM AND AGAINST ANY AND ALL CLAIMS AND DAMAGES ATTRIBUTABLE TO OR ARISING OUT OF (I) THE RETAINED LIABILITIES, (II) THE BREACH BY SELLER OF ANY OF ITS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE ANCILLARY DOCUMENTS, AND (III) THE BREACH BY SELLER OF ANY OF ITS AGREEMENTS AND COVENANTS IN THIS AGREEMENT AND THE ANCILLARY DOCUMENTS.  The Seller shall not be liable under this Section 18 for any Claims or Damages resulting from any event relating to the Breach of any of Seller’s representations, warranties, covenants, and agreements in this Agreement or any of the Ancillary Documents if any of the Buyer Parties had knowledge of such Breach.  The indemnification obligations of Seller made in this Agreement shall survive the Closing as follows:

(i) with regard to the Retained Liabilities or a breach of the representations and warranties contained in Sections 7(a), (b), (c), (d), (e), (g), (q) or (r) (the “Seller Fundamental Representations”), for a period in perpetuity; and

(ii) with regard to a breach of any other representations and warranties or covenant by Seller in this Agreement, for a period of one (1) year following Closing.

(e) Notice and Defense.  If a Claim arises for which the Buyer Parties intend to seek indemnity with respect thereto under Section 18, Buyer shall notify Seller of such Claim within thirty (30) days after the date on which Buyer becomes aware of such Claim.  Seller shall have thirty (30) days after receipt of such notice to undertake, conduct, and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Buyer Parties shall cooperate with Seller in connection therewith.  So long as Seller has undertaken the defense of, and responsibility for, any such Claim and is reasonably contesting any such Claim in good faith, by appropriate proceedings (including the filing or posting of appeal bonds, supersedeas bonds and similar bonds), the Buyer Parties shall not pay or settle any such Claim.  The Buyer Parties shall have the right to pay or settle any such Claim, but such payment or settlement shall waive any right to indemnity by Seller for such Claim.  If Seller does not notify Buyer within thirty (30) days after the receipt of a notice of a claim of indemnity hereunder from the Buyer Parties that Seller elects to undertake the defense thereof, or if Seller has not undertaken the defense of, or responsibility for, such claim or is not reasonably contesting such Claim, then Buyer shall have the right to contest, settle, or compromise the Claim, but shall not thereby waive any right to indemnity therefor under this Section 18.

(f) Deductible.  Except for the Retained Liabilities set forth in Section 18(a), which are excluded from this limitation, none of the Buyer Parties shall be entitled to assert any right to indemnification under Section 18(c) until the aggregate amount of all Damages actually suffered by the Buyer Parties exceeds one percent (1%) of the Base Purchase Price, and then only to the extent such Damages exceed, in the aggregate, one percent (1%) of the Base Purchase Price.

(g) Aggregate Limitation on Seller’s Liability.  Except for the Retained Liabilities set forth in Section 18(a) and Section 18(b) and Seller’s Fundamental Representations, which are excluded from this limitation, in no event shall Seller ever be required to indemnify the Buyer Parties for Claims or Damages under Section 18, or to pay any other amount in connection with or with respect to the transactions contemplated by this Agreement, in any amount exceeding, in the aggregate, ten percent (10%) of the Base Purchase Price.

(h) COMPLIANCE WITH EXPRESS NEGLIGENCE RULE.  THE INDEMNIFICATION, WAIVER, AND RELEASE PROVISIONS OF SELLER IN THIS AGREEMENT, INCLUDING THOSE IN THIS SECTION 18 AND SECTION 20 BELOW, SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS OR DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, COMPARATIVE, CONTRIBUTORY, CONCURRENT, GROSS, SOLE OR JOINT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY OF THE BUYER PARTIES.

(i) Purchase Price Adjustments. Notwithstanding anything to the contrary set forth in this Agreement, Seller shall have no liability to the Buyer Parties or obligation to indemnify any of the Buyer Parties for any specific matter or Claim for which Buyer has received an adjustment to the Base Purchase Price.

(j) Sole and Exclusive Remedy.  Following Closing hereunder, the sole and exclusive remedy of the Buyer Parties hereto for any Claim as a result of a Breach by any of the Seller Parties of Seller’s respective representations, warranties, covenants, or agreements made hereby or the failure of any of the Seller Parties to perform their respective obligations under this Agreement shall be a claim under this Section 18.  To the fullest extent permitted by Law, the Parties hereby waive any provision of Law to the extent that it would limit or restrict the agreements set forth in this Section 18. Without limiting the generality of the foregoing, from and after the Closing, the Buyer Parties shall be deemed to have waived to the fullest extent permitted under applicable Law, any right to contribution against Seller (including, without limitation, any contribution Claim arising under Environmental Laws) except as provided in this Agreement.

(k) Fraud.  The liability of Seller for fraud shall not be limited by the provisions of this Section 18.

19. Assumption of Obligations and Indemnities of Buyer.

(a) Assumption by Buyer.  From and after Closing, Buyer agrees to assume, perform, pay, and fully discharge any and all of the losses, costs, Damages, liabilities and obligations or alleged or threatened losses, costs, Damages, liabilities and obligations of any of the Seller Parties that arise or first occurred before or after the Effective Time in respect of the Subject Assets that are not expressly retained by Seller as Retained Liabilities under Section 18(a).

(b) Assumption by Buyer (Environmental Claims).  Buyer agrees to assume, perform, pay, and fully discharge any Environmental Claims arising out of or related to any Environmental Defect not expressly retained by Seller as Retained Liabilities under Section 18(b).

The liabilities described in Section 19(a) and (b) are collectively hereinafter referred to as the “Assumed Liabilities”.  Notwithstanding the foregoing, Assumed Liabilities shall not include, and there is excepted, reserved and excluded from the Assumed Liabilities, the liabilities and obligations for which the Seller has agreed to indemnify the Buyer Parties pursuant to Section 18, and any other liabilities or obligations for which Seller specifically retains responsibility pursuant to this Agreement.

(c) Survival; BUYER’S INDEMNITY.  FROM AND AFTER CLOSING, SUBJECT TO THE PROVISIONS OF THIS AGREEMENT, BUYER SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, PROTECT, DEFEND, INDEMNIFY, AND HOLD HARMLESS SELLER AND ITS AFFILIATES, AND THEIR RESPECTIVE

SUCCESSORS AND ASSIGNS, AND THE DIRECTORS, OFFICERS, MEMBERS, MANAGERS, EMPLOYEES, CONTRACTORS, AGENTS, AND REPRESENTATIVES OF EACH OF THEM (COLLECTIVELY, THE “SELLER PARTIES”) FROM AND AGAINST ANY AND ALL CLAIMS AND DAMAGES ATTRIBUTABLE TO OR ARISING OUT OF THE FOLLOWING:  (I) THE ASSUMED LIABILITIES, (II) THE BREACH BY BUYER OF ANY OF ITS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE ANCILLARY DOCUMENTS, AND (III) THE BREACH BY BUYER OF ANY OF ITS AGREEMENTS AND COVENANTS IN THIS AGREEMENT AND THE ANCILLARY DOCUMENTS.  The Buyer shall not be liable under this Section 19 for any Claims or Damages resulting from any event relating to the Breach of any of Buyer’s representations, warranties, covenants, and agreements in this Agreement or any of the Ancillary Documents if any of the Seller Parties had knowledge of such Breach.  The indemnification obligations of Buyer made in this Agreement shall survive the Closing as follows:

(i) with regard to the Assumed Liabilities or a breach of the representations and warranties contained in Sections 8(a), (b), (c), (d), (h) or (i) (the “Buyer Fundamental Representations”), for a period in perpetuity; and

(ii) with regard to a breach of any other representation, warranty, covenant, or agreement by Buyer in this Agreement (other than those contained in this Section 19), for a period of one (1) year following Closing.

(d) Notice and Defense.  If a Claim arises for which Seller intends to seek indemnity with respect thereto under Section 19(c), Seller shall notify Buyer of such Claim no later than  5:00 p.m., San Antonio, Texas time, on the date that is  thirty (30) days after the date on which Seller becomes aware of such Claim.  Buyer shall have until 5:00 p.m., San Antonio, Texas time, on the date that is thirty (30) days after receipt of such notice to undertake, conduct, and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and Seller shall cooperate with Buyer in connection therewith.  So long as Buyer has undertaken the defense of, and responsibility for, any such Claim and is reasonably contesting any such Claim in good faith, by appropriate proceedings (including the filing or posting of appeal bonds, supersedes bonds and similar bonds), Seller shall not pay or settle any such Claim.  Seller shall have the right to pay or settle any such Claim, but such payment or settlement shall waive any right to indemnity by Buyer for such Claim.  If Buyer does not notify Seller 5:00 p.m., San Antonio, Texas time, on the date that is  thirty (30) days after the receipt of Seller’s notice of a claim of indemnity hereunder that Buyer elects to undertake the defense thereof, or if Buyer has not undertaken the defense of, or responsibility for, such Claim or is not reasonably contesting such Claim, then Seller shall have the right to contest, settle, or compromise the Claim, but shall not thereby waive any right to indemnity therefor under this Section 19.

(e) Deductible.  None of the Seller Parties shall be entitled to assert any right to indemnification under Section 19(c) until the aggregate amount of all Damages actually suffered by the Seller Parties exceeds one percent (1%) of the Base Purchase Price, and then only to the extent such Damages exceed, in the aggregate, one percent (1%) of the Base Purchase Price.

(f) Aggregate Limitation on Buyer’s Liability.  Except for the Assumed Liabilities and Buyer Fundamental Representations, which matters are excluded from this limitation, in no event shall Buyer ever be required to indemnify the Seller Parties for Claims or Damages under Section 19, or to pay any other amount in connection with or with respect to the transactions contemplated by this Agreement, in any amount exceeding, in the aggregate, ten percent (10%) of the Base Purchase Price.

(g) COMPLIANCE WITH EXPRESS NEGLIGENCE RULE.  THE INDEMNIFICATION, WAIVER, RELEASE, AND ASSUMPTION PROVISIONS OF BUYER IN THIS AGREEMENT, INCLUDING THOSE IN THIS SECTION 19 AND SECTION 20 BELOW, SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS OR DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, COMPARATIVE, CONTRIBUTORY, CONCURRENT, GROSS, SOLE OR JOINT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY OF THE SELLER PARTIES.

(h) Sole and Exclusive Remedy.  Following Closing hereunder, the sole and exclusive remedy of the Seller Parties hereto for any Claim as a result of a Breach by any of the Buyer Parties of Buyer’s respective representations, warranties, covenants, or agreements made hereby or the failure of any of the Buyer Parties to perform their respective obligations under this Agreement shall be a claim under this Section 19.  To the fullest extent permitted by Law, the Parties hereby waive any provision of Law to the extent that it would limit or restrict the agreements set forth in this Section 19.  Without limiting the generality of the foregoing, from and after the Closing, the Seller Parties shall be deemed to have waived to the fullest extent permitted under applicable Law, any right to contribution against Buyer except as provided in this Agreement.

(i) Fraud.  The liability of Buyer for fraud shall not be limited by the provisions of this Section 19.

20. DISCLAIMERS AND WAIVERS.

(a) Title Waiver.  Except as provided in the instruments of conveyance executed and delivered by Seller at Closing, the Subject Assets shall be conveyed and transferred without any representation, warranty, or covenant of title of any kind or nature, either express, implied, or statutory. Notwithstanding anything to the contrary set forth in this Agreement, the special warranty of title set forth in the instruments of conveyance executed and delivered by Seller at Closing shall survive in perpetuity.

(b) No Reliance.  Buyer has not relied upon any representation, warranty, statement, advice, document, projection, or other information of any type provided by Seller, or its affiliates, or any of their representatives, except for those expressly set forth in this Agreement and the Ancillary Documents and the certificates or other instruments delivered pursuant thereto.  In deciding to enter into this Agreement and the Ancillary Documents, and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own knowledge, investigation, and analysis (and that of its representatives and advisers) and not on any disclosure or representation made by, or any duty to disclose on the part of, Seller or its affiliates, or any of their representatives or advisers, other than the representations, warranties, covenants and agreements of Seller expressly set forth in this Agreement and the Ancillary Documents and the certificates or other instruments delivered pursuant thereto.

(c) Limited Duties.  Any and all duties and obligations which either Party may have to the other Party with respect to or in connection with the Subject Assets, this Agreement, or the transactions contemplated hereby are limited to those in this Agreement.  The Parties do not intend (i) that the duties or obligations of either Party, or the rights of either Party, shall be expanded beyond the terms of this Agreement on the basis of any legal or equitable principle or on any other basis whatsoever or (ii) that any equitable or legal principle or any implied obligation of good faith or fair dealing or any other matter requires either Party to incur, suffer, or perform any act, condition, or obligation contrary to the terms of this Agreement and that it would be unfair, and that they do not intend, to increase any of the obligations of any Party under this Agreement on the basis of any implied obligation or otherwise.

(d) Defects.  Except as provided elsewhere in this Agreement or the Ancillary Documents, the Subject Assets are being conveyed and assigned to and accepted by Buyer in their “as is, where is” condition and state of repair, and with all faults and defects, without any representation, warranty, or covenant of any kind or nature, express, implied, or statutory, including, but not limited to, warranties of marketability, quality, condition, conformity to samples, merchantability, and/or fitness for a particular purpose, all of which are expressly disclaimed by Seller and waived by Buyer.  Buyer recognizes that the Subject Assets have been used for oil and gas drilling, production, gathering, pipeline, transportation, storage, and related operations.  Physical changes in the Subject Assets and in the lands burdened thereby may have occurred as a result of such uses.  The Subject Assets also may include buried pipelines and other equipment, the locations of which may not be known by Seller or readily apparent by a physical inspection of the Subject Assets.  It is understood and agreed that Buyer shall have inspected prior to Closing (or shall be deemed to have waived its right to inspect) the Leases, equipment, pipelines, and the associated premises and satisfied itself as to their physical condition, both surface and subsurface, and that Buyer shall accept all of the same in their “as is, where is” condition and state of repair, and with all faults and defects, except as set forth in this Agreement or the Ancillary Documents.

(e) Records Disclaimer.  Seller makes no representation, covenant, or warranty, express, implied, or statutory, as to the accuracy or completeness of any data or records (including the Records) delivered or made available to Buyer with respect to the Subject Assets, or concerning the quality or quantity of Hydrocarbon reserves, if any, attributable to the Subject Assets, or the ability of the Subject Assets to produce Hydrocarbons, or the product prices which Buyer is or will be entitled to receive from the sale of any such Hydrocarbons.

(f) Waiver And Release.  EXCEPT AS SET FORTH IN SECTIONS 16 AND 18 ABOVE, FROM AND AFTER CLOSING, THE BUYER PARTIES RELEASE, REMISE AND FOREVER DISCHARGE THE SELLER PARTIES FROM ANY AND ALL CLAIMS AND DAMAGES WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH THE BUYER PARTIES MIGHT NOW OR SUBSEQUENTLY

 MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF (i) THIS AGREEMENT, (ii) SELLER’S OWNERSHIP, USE OR OPERATION OF THE SUBJECT ASSETS OR (iii) THE CONDITION, QUALITY, STATUS OR NATURE OF THE SUBJECT ASSETS, INCLUDING, IN EACH SUCH CASE, RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, RIGHTS UNDER AGREEMENTS BETWEEN SELLER AND ANY PERSONS WHO ARE AFFILIATES OF SELLER, AND RIGHTS UNDER INSURANCE MAINTAINED BY SELLER OR ANY PERSON WHO IS AN AFFILIATE OF SELLER, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON.

(g) Consequential Damages Waiver.  Notwithstanding anything to the contrary in this Agreement and the Ancillary Documents, neither Party shall be liable to the other Party for any exemplary, punitive, special, indirect, consequential, remote, or speculative Damages arising out of or relating to, in any manner, this Agreement, the Ancillary Documents , the transactions contemplated hereunder and thereunder, or the Subject Assets, even if such Damages are caused by the sole, joint, or concurrent negligence, strict liability, or other fault of the Party whose liability is being waived hereby.

21. Confidentiality.  All Records, and all other confidential data provided to Buyer, whether before or after the date of this Agreement shall be subject to the Confidentiality Agreement until Closing.

22. Further Assurances.  Incidental and subsequent to Closing, each of the Parties shall execute, acknowledge, and deliver to the other Party such further instruments, and take such other actions, as may be reasonably necessary to carry out the provisions of this Agreement.

23. Failure to Close; Escrow Fund.

(a) Upon execution of this Agreement, Buyer shall deposit with the Escrow Agent, by wire transfer of immediately available funds, the Performance Deposit. The Performance Deposit shall be held in escrow by the  Escrow Agent pursuant to the terms and conditions of the Escrow Agreement entered into of even date herewith, by and among Escrow Agent, Seller and Buyer in the form attached hereto as Exhibit M (the “Escrow Agreement”) and shall be disbursed by the Escrow Agent in accordance with Section 23(b) below.  Buyer shall be solely responsible for paying any and all expenses and fees related to the use of Escrow Agent whether or not this transaction is consummated, and the Parties agree that no such expenses or fees shall be deducted from the Performance Deposit.

(b) Subject to the other provisions of this Section 23, if all of the conditions to Closing set forth in Sections 11 and 12 hereof have not been satisfied or waived by the Parties on or before the Closing Date (or such later date as hereafter may be mutually agreed upon by the Parties in writing), this Agreement shall terminate automatically.  If the conditions to Buyer’s obligations to close as set forth in Section 12 have not been satisfied or waived by Buyer by such date, the Performance Deposit shall be disbursed by Escrow Agent to Buyer as Buyer’s sole and exclusive remedy.  If this transaction is not consummated by Buyer on such date for any other reason, the Performance Deposit shall be disbursed by Escrow Agent to Seller as agreed liquidated damages and not as a penalty, it being agreed that actual damages would be difficult to ascertain and that such amount is reasonable, and Buyer and Seller shall promptly (and in no event later than two (2) calendar days) execute a Joint Direction to authorize such disbursement.  If the transactions contemplated herein are consummated by the Parties, Escrow Agent shall disburse the Performance Deposit to Seller at Closing.  Prior to any disbursement by Escrow Agent of the Performance Deposit, the Parties shall provide to the Escrow Agent a Joint Direction instructing the Escrow Agent to disburse to the appropriate Party.  Upon any termination of this Agreement, Seller shall be free immediately to enjoy all rights of ownership of the Subject Assets and to sell, transfer, encumber, or otherwise dispose of the Subject Assets to any party without any restriction under this Agreement.

24. Renewal and Replacement Leases.  To the extent that, as of Closing, production of a Well listed on either Exhibit D or Exhibit E holds, perpetuates or otherwise maintains a Lease Asset, the following shall apply to such Lease Asset:

(a) For a period of three (3) years after Closing, Seller shall notify Buyer, within fifteen (15) days, of its decision to shut-in indefinitely or temporarily abandon any such Well that would cause a Lease Asset to terminate; and

(b) In the event that, during a period of three (3) years after Closing, such a Lease Asset terminates, and if Seller secures a renewal, extension or replacement of such Lease Asset within one (1) year of the expiration of such Lease Asset, then Buyer shall be notified promptly upon such acquisition or, in the case of a replacement oil and gas lease taken before expiration of an existing Lease Asset promptly upon expiration of the existing Lease Asset.  Buyer shall have the right for a period of thirty (30) days following delivery of such notice in which to elect to participate in the ownership of the renewal, extension or replacement oil and gas lease, by paying to Seller fifty percentage (50%) of the actual acquisition cost for such oil and gas lease.  If Buyer participates in the purchase of a renewal or replacement oil and gas lease, Buyer shall be given an assignment of fifty percent (50%) of the rights under such lease by Seller, SAVE AND EXCEPT as to the existing wellbores of the Seller-operated wells.  The provisions of this paragraph shall apply to renewal or replacement oil and gas leases whether they are for the entire interest covered by the expiring Lease Asset or cover only a portion of its area or an interest therein.

25. Use of Seller Names.  Buyer agrees that, as soon as practicable after Closing, it will remove or cause to be removed the names and marks “Abraxas” where and if they exist, and all variations and derivatives thereof and logos relating thereto from the Subject Assets and will not thereafter make any use whatsoever of such names, marks, and logos.

26. Recording Documents.  Buyer shall pay all documentary, filing, and recording fees incurred in connection with the filing and recording of the instruments of conveyance.  Within sixty (60) days after Closing, Buyer shall provide Seller with recorded copies of all documents conveying the Subject Assets to Buyer.

27. Notices.  All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, or sent by documented overnight delivery service, by United States Mail, or email (with a copy to follow the next Business Day by overnight courier) to the appropriate address or number as set forth below.  Notices to Seller or Buyer shall be addressed to:

SELLER

Abraxas Petroleum Corporation
18803 Meisner Drive
San Antonio, TX 78258
Attn:  Geoffrey R. King
Email: GKing@abraxaspetroleum.com

With a copy (which shall not constitute notice to Seller) to:

Jackson Walker L.L.P.
112 East Pecan Street
San Antonio, Texas 78205
Attention: Steven R. Jacobs
Email:  sjacobs@jw.com

BUYER

NRP Oil and Gas LLC
601 Jefferson St., Ste. 3600
Houston, Texas 77002
Attn:  Wyatt Hogan
Email:  whogan@nrplp.com

28. Entire Agreement.  This instrument states the entire agreement and supersedes all prior agreements (except the Confidentiality Agreement between the Buyer and Seller) between the Parties concerning the subject matter hereof.  This Agreement may be supplemented, altered, amended, modified, or revoked by writing only, signed by both Parties.

29. Counterparts.  This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format date file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

30. Time of Essence.  Time is of the essence in this Agreement.

31. Announcements.  Except as may be required or contemplated by applicable laws, rules, regulations and orders (including those of any governmental authority having jurisdiction over Seller or Buyer, as the case may be) or the applicable rules and regulations of any governmental authority or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity at any time without the prior written consent of the other Party, which consent may be withheld in the sole discretion of the other Party.  The opinion of counsel of either Party shall be conclusive evidence of such requirement or contemplation of applicable laws, rules, regulations, and orders.

32. Waiver.  Any of the terms, provisions, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by the Party waiving compliance.  The failure of any Party at any time or times to require performance of any provisions hereof shall in no manner affect such Party’s right to enforce the same.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

33. Governing Law.  This Agreement and the rights and obligations of the Parties hereto shall be governed, construed, and enforced in accordance with the laws of the State of Texas.  Any claim or cause of action arising from this Agreement shall be brought in the State or Federal District Court of Bexar County, Texas.

34. Venue and Jurisdiction.  Each Party consents to personal jurisdiction in any legal action, suit or proceeding with respect to this Agreement in any court, federal or state, within Bexar County, Texas, having subject matter jurisdiction and with respect to any such claim, each Party irrevocably waives, to the fullest extent permitted by law, any Claim, or any objection that it may now or hereafter have, that venue or jurisdiction is not proper with respect to any such legal action, suit or proceeding brought in such court in Bexar County, Texas, including any claim that such legal action, suit or proceeding brought in such court has been brought in an inconvenient forum and any Claim that such Party is not subject to personal jurisdiction or service of process in such Bexar County, Texas forum.

35. Interpretation of Agreement.  In construing this Agreement, the following principles shall be followed:

(i) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(ii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(iii) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(iv) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined;

(v) the words “herein,” “hereof” and “hereunder refer to this Agreement as a whole and not a particular section or provision of this Agreement.

(vi) unless otherwise specified, the plural shall be deemed to include the singular, and vice versa; and

(vii) each gender shall be deemed to include the other genders.

36. Agreement for the Parties’ Benefit Only.  Except for the rights conferred upon the Buyer Parties and Seller Parties in Sections 18 and 19, this Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder, and no person other than the Parties hereto is entitled to rely on any representation, covenant, or agreement contained herein.

37. Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

38. Assignment and Binding Effect.  This Agreement or any portion thereof and the rights and obligations hereunder shall not be assignable or delegable by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  Except as provided in the preceding sentence, the terms, provisions, covenants, representations, and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their successors and assigns, and shall run with the land (which land includes the Excluded Assets subject to Section 24).

 [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
“Seller”

ABRAXAS PETROLEUM CORPORATION

By:________________________
Name:______________________
Title:_______________________

“Buyer”

NRP OIL AND GAS LLC

By:_________________________
Name:_______________________
Title: _______________________

LIST OF SCHEDULES AND EXHIBITS

Exhibits:

A          Definitions
B          Leases
C          Wells
D          Wells Operated by Seller and Not Completed in the Bakken Formation
E          Wells Operated by Seller and Completed in the Bakken Formation
F          Related Assets
G          Sale Units, Net Revenue Interest, Working Interest and Lease Allocated Values
H          Assignment, Assumption Agreement, and Bill of Sale
I          Non-Foreign Person Affidavit
J          New Wells
K          Form of Preliminary Closing Statement
L          Well Log
M          Escrow Agreement

EXHIBIT A

DEFINITIONS

The following terms, when used in this Agreement and the attached schedules and exhibits, shall have the meanings given below.

“Accountant” is defined in Section 16(b).

“Adjustment Period” shall mean the period between the Effective Time and the Closing Date.

“Agreement” is defined in the preamble.

“Ancillary Documents” is defined in Section 7(b).

“Assumed Liabilities” is defined in Section 19(a).

“Bakken Formation” means the stratigraphic interval or its correlative equivalent between those log depths beginning fifty feet (50’) above the top of the Upper Bakken Shale, which appears at a depth of eleven thousand two hundred sixty-three feet (11,263’) as shown in the well log attached as Exhibit L, down to the top of the Birdbear (Nisku) Formation, which appears at a depth of eleven thousand five hundred seventy-two feet (11,572’) as shown in Exhibit L.  Such Gamma ray, resistivity, and porosity well log dated March 31, 2001, relates to the Continental Resources, Inc.’s Charlotte #1-22H well, with API# 3305303358, located in Section 22, Township 152N, Range 99W in the State of North Dakota.

“Base of the Madison Formation” means the correlative stratigraphic equivalent of nine thousand five hundred twenty-one feet (9,521’) below the surface as identified on the log of BTA Oil Producer’s  20401 JV-P Nelson 33-8 well, with API# 33-105-01636, located in Section 8, Township 158 N, Range 95W in the State of North Dakota.

“Base Purchase Price” is defined in Section 3(a).

“Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any falsity, inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are closed for business in San Antonio, Texas.

“Buyer” is defined in the preamble.

“Buyer Fundamental Representations” is defined in Section 19(c)(i).

“Buyer Parties” is defined in Section 18(c).

“Casualty Loss” means, with respect to all or any portion of the Subject Assets, any destruction by fire, blowout, storm, earthquake, flood, condemnation, the exercise of any right of eminent domain, acts of God, or other similar casualty of all or any portion of the Subject Assets between the date hereof and Closing.

“Claims” means any notice of violation, order, direction, claim, demand, accusation, allegation, lawsuit, decree, investigation, administrative proceeding, arbitration or judgment by a Governmental Authority or any Person of any kind or character, including Environmental Claims.

“Closing” and “Closing Date” are defined in Section 14.

“Closing Payment” is defined in Section 16(a).

“Condition of the Assets” is defined in Section 19(a).

“Confidentiality Agreement” means that certain confidentiality agreement between Seller and Buyer, dated March 22, 2013.

“Contaminant” means any substances or materials defined as hazardous or toxic or which are regulated or form a basis of liability under any Environmental Law and including, without limitation, solid waste (whether toxic, non-toxic hazardous or non-hazardous), asbestos, polychlorinated biphenyls (PCB’s), crude oil and any refined or unrefined fractions thereof and radioactive substances and including any other material or substance which may constitute a health, safety or environmental hazard.

“current tax period” is defined in Section 17.

“Damages” shall mean the amount of any actual liability, loss, cost, expense, Claim, award or judgment incurred or suffered by any Indemnified Party arising out of or resulting from any Claims, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, the costs of investigation and/or monitoring of such matters, Remedial Action costs, and the costs of enforcement of the indemnity; provided, however, “Damages” shall not include loss of profits or other consequential damages suffered by the Party claiming indemnification, or any special or punitive damages other than indirect, consequential, special or punitive damages suffered by third Persons and actually paid by an Indemnified Person pursuant to a Third Party Claim. The amount of any Damages shall be deemed reduced by the amount of any insurance proceeds and any tax benefits received by the Indemnified Party with respect to any Claims.

“Defensible Title” is defined in Section 4(a).

“Effective Time” is defined in Section 1.

“Election Proposals” is defined in Section 7(f).

“Encumbrances” means any pledges, restrictions, charges, liens, leases, mortgages, security interests, contract obligations, options, claims or encumbrances of any kind or character, including any obligations, irregularities or other defects.

“Environmental Claim” means any claim for personal injury (including, without limitation, sickness, disease or death), damage to tangible property, damage to the environment, nuisance, pollution, contamination or other adverse effects upon human health or the environment or for fines, penalties or restrictions set forth in an Election Proposal delivered by an operator resulting from or based upon:

(i)           the existence or the continuation of the existence of a Release (whether sudden or non-sudden, accidental or non-accidental) of or exposure to any Hazardous Material or Contaminant, into or onto the environment (including, without limitation, the indoor and outdoor air, ground, ground water, surface water or any surface) at, in, by, from or related to the Subject Assets;

(ii)           the generation, transportation, handling, storage, treatment or disposal of Hazardous Materials or Contaminants in connection with the operation of any facilities or activities conducted on, in or under the land subject to the Lease Assets; or

(iii)           the violation or alleged violation of any Environmental Law or Environmental Permit connected with any facilities or activities conducted on, in or under the land subject to the Lease Assets as such requirements exist as of the date of this Agreement.

“Environmental Law” means any and all laws, statutes, ordinances, rules, regulations or orders of any Governmental Authority pertaining to health or the environment including, without limitation, the Clean Air Act, as amended, 42 U.S.C. §7401 et seq, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq (“CERCLA”), the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §651 et seq, the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §6901 et seq (“RCRA”), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, Pub. L. 99-499 100 Stat. 1613, the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 5101 et seq, the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq (“OPA”), any state laws implementing the foregoing federal laws, and any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance and closure of pits and impoundments, and all other environmental conservation or protection laws in effect as of the date hereof which are applicable to the Subject Assets.  For purposes of this Agreement, the term “disposal” has the meaning specified in RCRA.

“Environmental Defect” is defined in Section 6(a).

“Environmental Permit” means any permit, approval, authorization, license, variance or permission required or received from a Governmental Authority under any Environmental Law as such requirements exist as of the date of this Agreement.

“Environmental Reports” is defined in Section 9(a).

“Escrow Agent” means Wells Fargo Bank, National Association, in its capacity as escrow agent.

“Escrow Agreement” is defined in Section 23(a).

“Excluded Assets” is defined in Section 2.

“Excluded Lease Assets” is defined in Section 2(d).

“Final Settlement Date” is defined in Section 16(b).

“Governmental Authority” means any nation and any political subdivision thereof or therein, and any government, department, court, commission, board, bureau, ministry, agency, or other instrumentality of such a nation or political subdivision exercising or entitled to exercise administrative, executive, judicial, legislative, police, regulatory or taxing authority.

“Hazardous Material” means any (a) “hazardous substance” or “toxic substance” as defined in CERCLA or the Hazardous Materials Transportation Act, 49 U.S.C. §1802; (b) “hazardous waste” as that term is defined by RCRA; (c) any “hazardous waste” or “hazardous waste constituent” as defined in 40 C.F.R. §260–270 specifically including Appendix VII of the subpart B of 40 C.F.R. part 261; (d) any source, special, nuclear or byproduct material as defined in 42 U.S.C. 2070 et seq.; (e) asbestos or an asbestos containing substance; (f) a toxic or hazardous chemical substance that is present in the quantities that exceed exposure standards as those terms are interpreted pursuant to 29 U.S.C. §655 and the rules, regulations and orders promulgated thereunder including, without limitation, 29 C.F.R. part 1910; (g) an acid forming or toxic material regulated pursuant to 30 U.S.C. 1265; (h) a pesticide other than a pesticide registered for general use under Subchapter 2 of Chapter 6 of 7 U.S.C. 136(b); (i) a “hazardous air pollutant” as defined in 42 U.S.C. §7412(1); (j) a chemical substance or mixture for which a finding has been made subjecting it to regulation pursuant to or which is otherwise subject to regulation pursuant to 15 U.S.C. §2604(f) and 2605; (k) an “imminently hazardous chemical substance or mixture” as defined in 15 U.S.C. §2606(f); (l) a “hazardous substance” as defined in 33 U.S.C. §1321(a)(14); (m) a “toxic pollutant” as defined in 33 U.S.C. §1362(13); (n) any pollutant or contaminant or hazardous, dangerous or toxic chemicals materials or substances within the meaning of any other applicable federal, state or local regulation, ordinance or requirement (including consent decrees and administrative order) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste substance or material; (o) polychlorinated biphenyls or substances or compounds containing product chlorinated biphenyls; (p) any other waste, substance or material either (i) identified as of the date of this Agreement as hazardous, dangerous or toxic by the office, agency, department, commission, board, bureau or instrumentality responsible for environmental matters of the state having or exercising jurisdiction over such waste substance or material, (ii) having characteristics or qualities of flammability, corrosivity, carcinogenicity, mutogenicity or toxicity or (iii) that creates or contributes conditions that any governmental agency can require to be subject to Remedial Action.

“Hydrocarbons” means oil, gas, other liquid or gaseous hydrocarbons, and/or other minerals, or any of them or any combination thereof.

    “Indemnifying Party” when used in connection with particular Damages shall mean the Party having an obligation to indemnify the other Party with respect to such Damages

    “Indemnified Party” when used in connection with particular Damages shall mean the Party having the right to be indemnified with respect to such Damages by the other Party.

   “Inspection Period” is defined in Section 9(b).

                  “Joint Direction” means joint written instructions from Buyer and Seller to the Escrow Agent, made in accordance with the Escrow Agreement and this Agreement, setting forth the amounts to be paid to Buyer or Seller, as applicable, from the Performance Deposit.

   “Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities in effect as of the date hereof.

                   “Lease Assets” is defined in Section 1(a).

                   “Leases” means the oil and gas leases identified in Exhibit B.

“Material Agreements” is defined in Section 7(k).

“Net Revenue Interest” is defined in Section 4(a)(i).

“New Wells” means: (i) Wells listed in Exhibit J; (ii) Wells for which Seller receives or is entitled to receive drilling or participation proposals after the date of this Agreement based on Seller’s ownership of Lease Assets or Seller’s rights under an operating agreement covering the Lease Assets; or (iii) Wells for which drilling was commenced prior to the Closing Date, but as to which no notice or proposal for participation was received by Seller prior to Closing Date.

               “Non-Consent Interests” means those interests, whether under an operating agreement, statute, or otherwise, relinquished by other owners of the Lease Assets to Seller by their election not to participate in operations on the Lease Assets.

“Party” and “Parties” are defined in the preamble.

“Performance Deposit” is defined in Section 3(b).

“Permits” means all franchises, grants, authorizations, licenses, permits, easements, right-of-way, variances, exemptions, consents, waivers, certificates, approvals and orders necessary to own, lease and operate the Subject Assets as they are being conducted as of the date hereof.

“Permitted Encumbrances” is defined in Section 4(b).

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Authority, or any other entity or body.

“Preferential Purchase Right” means any right or agreement that enables any Person to purchase or acquire any of the Subject Assets, or any interest therein or portion thereof, as a result of or in connection with (a) the sale, assignment or other transfer of any Subject Asset or any interest therein or portion thereof, or (b) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Property Costs” means, as to the Subject Assets, all operating and production expenses (including, without limitation, costs of insurance and ad valorem, property, severance, extraction, production and similar Taxes based upon or measured by the ownership of the Subject Assets or the production of Hydrocarbons therefrom, but excluding income taxes and any other Taxes), disbursements of royalty, overriding royalty, production payments, net profits interest payments, and any other burden payable to third parties, capital expenditures incurred in the ownership and operation of the Subject Assets in the ordinary course of business, and overhead costs charged to the Subject Assets under the applicable operating agreement or regulatory order controlling operations, or, if neither is applicable, charged to the Subject Assets on the same basis as charged on the date of this Agreement.

“Purchase Price” is defined in Section 3(a).

“Records” is defined in Section 9(a).

“Regulatory Unit(s)” means the acreage heretofore designated by the North Dakota Industrial Commission or the Montana Board of Oil and Gas, as the case may be, for drilling, completion, and production of a Well or Wells.

“Release” means any spill, emission, leaking, pumping, injecting, depositing, disposal, discharge, dispersal, leaching or migration into the indoor/outdoor environment or onto or out of any Property or Asset including, without limitation, the movement of any Hazardous Material or Contaminant through or in the air, soil, surface water, groundwater or property and including, without limitation, the meanings of such words as set forth in the Environmental Laws.

“Remedial Action” means any action whether required or voluntarily undertaken to:  (a) clean up, remove, treat or in any other way address any Contaminant or Hazardous Material in the indoor/outdoor environment; (b) contain, mitigate or otherwise prevent the Release or the threat of Release or minimize the further Release of any Contaminant or Hazardous Material so that it does not migrate or endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial monitoring and care required under the Environmental Laws or Environmental Permits; or (d) recover response or remedial costs or to secure the involvement or cooperation of other Persons potentially responsible for any cost of remediation including, without limitation, prosecuting any legal action.

“Sale Unit” means the acreage identified on Exhibit G, as to each of the numbered units ranging from 9 through 163.

“Seller” is defined in the preamble.

“Seller Fundamental Representations” is defined in Section 18(c)(i).

 “Seller Parties” is defined in Section 19(c).

“Seller’s Disclosure Schedule” means the exhibits and schedules prepared by Seller related to its representations and warranties and attached hereto.

“Seller’s knowledge” is defined in Section 7(w).

“Taxes” means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, extraction, severance, transportation, employment, payroll, franchise, or other tax imposed by any federal, state, or local taxing authority, including any interest, penalties, or additions attributable thereto.

“Third Party Claim” means a Claim by a Person other than the Buyer Parties or the Seller Parties against an Indemnified Party.

“Title Defect” is defined in Section 4(c).

“Well(s)” means the wellbore and the equipment, materials, fixtures, and improvements used in connection with the wellbore or with the production, treatment, sale, or disposal of Hydrocarbons or waste produced therefrom or attributable thereto.

 “Working Interest” is defined in Section 4(a)(ii).